Exhibit 99.1

IT Tech Packaging, Inc. Announces Fourth Quarter and Fiscal Year 2023 Financial Results

BAODING, China, March 27, 2024 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the fourth quarter and audited financial results for the fiscal year ended December 31, 2023.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, ” In 2023, the company achieved a revenue of $86.55 million and a gross profit of $1.00 million. The overall performance improved due to slightly increased sales volume. Considering current conditions, including supportive policies and the implementation of plastic-restriction-orders, we expect a rise in domestic demand for packaging paper. In the long run, we will focus on acquiring new customers, reducing costs and improving efficiency and ensuring safe and environmentally friendly production. Moreover, we plan to implement flexible pricing and inventory management in line with market trends to maintain cash flow and minimize risks while achieving reasonable profit levels.”

Fourth Quarter 2023 Financial Results

	For the Three Months Ended December 31,
($ millions)	2023	2022	% Change
Revenues	20.96	21.37	-1.91%
Regular Corrugating Medium Paper (“CMP”)*	17.02	17.28	-1.52%
Light-Weight CMP**	3.45	3.77	-8.54%
Offset Printing Paper	-0.01	-	n/a
Tissue Paper Products	0.47	0.25	87.04%
Face Masks	0.01	0.06	-80.65%
Gross profit	0.25	1.03	-75.61%
Gross profit (loss) margin	1.19%	4.80%	-3.61	pp****
Regular Corrugating Medium Paper (“CMP”)*	5.32%	8.28%	-2.96	pp****
Light-Weight CMP**	5.50%	10.28%	-4.78	pp****
Offset Printing Paper	41.02%	-	n/a
Tissue Paper Products***	-182.10%	-315.16%	133.06	pp****
Face Masks	-21.19%	27.47%	-48.66	pp****
Operating income (loss)	-3.80	-0.49	-673.41%
Net income (loss)	-3.98	-11.91	-66.54%
EBITDA	0.11	3.77	-97.08%
Basic and Diluted earnings (loss) per share	-0.40	-1.19	66.39%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

●	Revenue decreased by 1.91% to approximately $20.96 million, primarily attributable to a decrease in the average selling price(“ASP”) of CMP, partially offset by an increase in sales volume of regular CMP, light-weight CMP and offset printing paper.

●	Gross profit decreased by 75.61% to approximately $0.25 million. Total gross margin decreased by 3.61 percentage point to 1.19%.

●	Loss from operations was approximately $3.80 million, compared to $0.49 million for the same period of previous year.

●	Net loss was approximately $3.98 million, or loss of $0.40 per basic and diluted share, compared to $11.91 million, or loss of $1.19 per basic and diluted share, for the same period of previous year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 97.08% to approximately $0.11 million.

Revenue

For the fourth quarter of 2023, total revenue decreased by approximately $0.41 million, or 1.91%, to approximately $20.96 million from approximately $21.37 million for the same period of previous year. The decrease in total revenue was mainly due to the decrease in ASP of CMP and offset printing paper, partially offset by increase in sales volume of regular CMP, light-weight CMP and offset printing paper.

The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2023 and 2022, respectively:

	For the Quarter Ended December 31,
	2022			2023
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	17,281	41,941	412	17,019	46,958	362
Light-Weight CMP	3,768	9,365	402	3,446	9,847	350
Offset Printing Paper	-	-	-	-9	-	-
Tissue Paper Products	253	234	1,083	474	480	987
Total	21,302	51,540	413	20,929	57,285	365

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	57	1,330	43	10	360	31

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $0.58 million, or 2.78%, to approximately $20.46 million and accounted for 97.62 % of total revenue for the fourth quarter of 2023, compared to approximately $21.05 million, or 98.49% of total revenue, for the same period of previous year. The Company sold 56,805 tonnes of CMP at an ASP of $360/tonne in the fourth quarter of 2023, compared to 51,306 tonnes at an ASP of $410/tonne in the same period of previous year.

Of the total CMP sales, revenue from regular CMP decreased by approximately $0.26 million, or 1.52%, to approximately $17.02 million, resulting from sales of 46,958 tonnes at an ASP of $362/tonne, during the fourth quarter of 2023, compared to revenue of approximately$17.28 million, resulting from sales of 41,941 tonnes at an ASP of $412/tonne, for the same period of previous year. Revenue from light-weight CMP decreased by approximately $0.32 million, or 8.54%, to approximately $3.45 million, resulting from sales of 9,847 tonnes at an ASP of $350/tonne for the fourth quarter of 2023, compared to revenue of approximately $3.77 million, resulting from sales of 9,365 tonnes at an ASP of $402/tonne for the same period of previous year.

Revenue from offset printing paper was $nil for the three months ended December 31, 2023 and 2022, respectively.

Revenue from tissue paper products increased by $0.22 million, or 87.04%, to approximately $0.47 million, resulting from sales of 480 tonnes at an ASP of $987/tonne, for the fourth quarter of 2023, compared to revenue of approximately$0.25million, resulting from sales of 234 tonnes at an ASP of $1,083/tonne for the same period of previous year.

Revenue from face masks decreased by $45,791, or 80.65%, to approximately $10,983  for the fourth quarter ended December 31, 2023, from $56,774 for the same period of 2022. The Company sold 360 thousand pieces of face masks for the fourth quarter ended December 31, 2023, compared to 1,330 thousand pieces of face masks for the same period of 2022.

Gross Profit and Gross Margin

Total cost of sales increased by $0.37 million, or 1.81%, to approximately $20.71 million for the fourth quarter of 2023 from approximately $20.34 million for the same period of previous year. For paper products, overall cost of sales per tonne was $361 for the fourth quarter of 2023, compared to $394 for the same period of previous year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $343, $331, $nil and $2,785, respectively, for the fourth quarter of 2023, compared to  $378, $361, $nil and $4,494, respectively, for the same period of previous year.

Total gross profit was approximately $0.25 million for the fourth quarter of 2023, compare to the gross profit of approximately $1.03 million for the same period of previous year as a result of factors described above. Overall gross margin was 1.19% for the fourth quarter of 2023, compared to 4.8% for the same period of previous year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 5.32%, 5.50%, 41.02%, -182.10% and -21.19%, respectively, for the fourth quarter of 2023, compared to 8.28%, 10.28%, n/a, -315.16% and 27.47%, respectively, for the same period of previous year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $1.86 million, or 122.80%, to approximately $3.38 million for the fourth quarter of 2023 from approximately $1.52 million for the same period of previous year.

Income (Loss) from Operations

Loss from operations was approximately $3.80 million for the fourth quarter of 2023, an increase of $3.31 million, or 673.41%, from $0.49 million for the same period of previous year. Operating loss margin was 18.13% for the fourth quarter of 2023, 2.30% for the same period of previous year.

Net Income (Loss)

Net loss was approximately $3.98 million, or $0.40 loss per basic and diluted share for the fourth quarter of 2023, representing a decrease of $7.92 million, or 66.54%, from $11.91 million, or $1.19 loss per basic and diluted share, for the same period of previous year.

EBITDA

EBITDA was approximately $0.11 million for the fourth quarter of 2023, compared to approximately $3.77 million for the same period of previous year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2023	2022
Net income (loss)	-3.98	-11.91
Add: Income tax	-0.00	11.87
Net interest expense	0.22	0.24
Depreciation and amortization	3.65	3.57
EBITDA	0.11	3.77

Full Year Ended December 31, 2023 Financial Results

	For the Year Ended December 31,
($ millions)	2023	2022	% Change
Revenues	86.55	100.35	-13.76%
Regular Corrugating Medium Paper (“CMP”)*	67.37	82.30	-18.14%
Light-Weight CMP**	14.52	16.43	-11.61%
Offset Printing Paper	3.22	0	n/a
Tissue Paper Products	1.31	1.36	-3.76%
Face Masks	0.11	0.26	-58.86%
Gross profit	1.00	4.75	-78.97%
Gross profit (loss) margin	1.16%	4.74%	-3.58	pp****
Regular Corrugating Medium Paper (“CMP”)*	5.27%	7.39%	-2.12	pp****
Light-Weight CMP**	2.59%	9.42%	-6.83	pp****
Offset Printing Paper	2.41%	-	n/a
Tissue Paper Products***	-230.86%	-216.34%	-14.52	pp****
Face Masks	-10.49%	26.11%	-36.60	pp****
Operating income (loss)	-9.58	-5.30	-80.52%
Net income(loss)	-9.95	-16.57	-39.98%
EBITDA	5.61	10.96	-48.81%
Basic and Diluted earnings (loss) per share	-0.99	-1.66	40.36%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the year ended December 31, 2023, total revenue decreased by $13.81 million, or 13.76%, to approximately $86.55 million from approximately $100.35 million for 2022. The decrease in total revenue was mainly due to the decrease in average selling price (“ASP”) of CMP, partially offset by increase in sales volume of regular CMP, light-weight CMP and offset printing paper .

The following table summarizes revenue, volume and ASP by product for the years ended December 31, 2023 and 2022, respectively:

	For the Year Ended December 31,
	2022			2023
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	82,297	180,977	455	67,371	182,870	368
Light-Weight CMP	16,428	37,354	440	14,520	40,953	355
Offset Printing Paper	-	-	-	3,215	5,573	577
Tissue Paper Products	1,356	1,273	1,065	1,305	1,205	1,083
Total	100,082	219,604	456	86,412	230,601	375

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	258	5,625	46	106	3,383	31

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $16.83 million, or 17.05%, to approximately $81.89 million, and accounted for 94.62% of total revenue for the year ended December 31, 2023, compared to approximately $98.73 million, or 98.38% of total revenue for 2022. The Company sold 223,823 tonnes of CMP at an ASP of $366/tonne in the year ended December 31, 2023, compared to 218,331 tonnes at an ASP of $452/tonne in 2022.

Of the total CMP sales, revenue from regular CMP decreased by $14.93 million, or 18.14%, to approximately $67.37 million, resulting from sales of 182,870 tonnes at an ASP of $368/tonne during the year ended December 31, 2023, compared to revenue of approximately $82.30 million, resulting from sales of 180,977 tonnes at an ASP of $455/tonne for 2022. Revenue from light-weight CMP decreased by $1.91 million, or 11.61%, to approximately$14.52 million, resulting from sales of 40,953 tonnes at an ASP of $355/tonne for the year ended December 31, 2023, compared to revenue of approximately $16.43 million, resulting from sales of 37,354 tonnes at an ASP of $440/tonne for 2022.

Revenue from offset printing paper was $3.22 for the year ended December 31, 2023. Due to COVID-19, our paper production was restricted and production of offset printing paper was suspended in 2022.

Revenue from tissue paper products decreased by $0.05 million, or 3.76%, to approximately $1.31 million, resulting from sales of 1,205 tonnes at an ASP of $1,083/tonne, for the year ended December 31, 2023, compared to revenue of approximately $1.36 million, resulting from sales of 1,273 tonnes at an ASP of $1,065/tonne for 2022.

Revenue from face masks decreased by $0.15 million, or 58.86%, to approximately $0.11 million for the year ended December 31, 2023, from approximately $0.26 million for 2022. The Company sold 3,383 thousand pieces of face masks for the year ended December 31, 2023, compared to 5,625 thousand pieces of face masks for 2022.

Gross Profit and Gross Margin

Total cost of sales decreased by $10.05 million, or 10.51%, to approximately $85.55 million for the year ended December 31, 2023 from approximately $95.60 million for 2022. The decrease in overall cost of sales was mainly due to due to the decrease of material costs of CMP in the year ended December 31, 2023.  Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $349, $345, $563, and $3,584, respectively, for the year ended December 31, 2023 compared to $421, $398, $nil, and $3,370 respectively, for 2022.

Total gross profit decreased by $3.75 million, or 78.97%, to approximately $1.00 million for the year ended December 31, 2023 from approximately $4.75 million for 2022. Overall gross margin decreased by 3.58 percentage points to 1.16% for the year ended December 31, 2023 from 4.74% for 2022. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 5.27%, 2.59%, 2.41, -230.86% and -10.49%, respectively, for the year ended December 31, 2023, compared to 7.39%, 9.42%, nil, -216.34% and 26.11%, respectively, for 2022.

Selling, General and Administrative Expenses

SG&A expenses decreased by $0.98 million, or 9.78%, to approximately $9.08 million for the year ended December 31, 2023 from approximately $10.06 million for 2022. As a percentage of total revenue, SG&A expenses was 10.45% for the year ended December 31, 2023, compared to 10.02% for 2022.

Income (Loss) from Operations

Loss from operations decreased by $4.27million, or 80.52% to approximately $9.58 million for the year ended December 31, 2023 from $5.30 million for 2022. Operating loss margin was 11.06% for the year ended December 31, 2023, compared to 5.29% for 2022.

Net Income (Loss)

Net loss increased by $6.63 million, or 39.98%, to approximately $9.95 million, or loss per basic and diluted share of $0.99, for the year ended December 31, 2023, compared to net loss of approximately $16.57 million, or loss per basic and diluted share of $1.66 for 2022.

EBITDA

EBITDA decreased by $5.35 million, or 48.81%, to approximately $5.61 million for the year ended December 31, 2023 from approximately $10.96 million for 2022.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Year Ended December 31,
($ millions)	2023	2022
Net income (loss)	-9.95	-16.57
Add: Income tax	0.35	11.71
Net interest expense	0.98	1.03
Depreciation and amortization	14.23	14.79
EBITDA	5.61	10.96

Cash, Liquidity and Financial Position

As of December 31, 2023, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including loan from credit union) of approximately $3.92 million, $8.03 million and $4.50 million, respectively, compared to  approximately $9.52 million, $11.16 million and $4.20 million, respectively, at the end of 2022.

Net accounts receivable was approximately $0.58 million as of December 31, 2023, compared to  approximately $nil million as of December 31, 2022. Net inventory was approximately $3.56 million as of December 31, 2023, compared to approximately $2.87 million at the end of 2022. As of December 31, 2023, the Company had current assets of approximately $28.36 million and current liabilities of approximately $21.42 million, resulting in a working capital of approximately $6.94 million. This was compared to current assets of approximately $47.17 million and current liabilities of approximately $17.64 million, resulting in a working capital of approximately $29.53 million at the end of 2022.

Net Cash provided by operating activities was approximately $12.87 million for the year ended December 31, 2023, compared to approximately $10.72 million for 2022. Net cash used in investing activities was approximately $22.24 million for the year ended December 31, 2023, compared to approximately $10.90 million for 2022. Net cash provided by financing activities was approximately $4.41 million for the year ended December 31, 2023, compared to net cash used in financing activities of approximately $0.88 million for 2022.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: https://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company
Email: ir@itpackaging.cn

Tel: +86 0312 8698215

IT TECH PACKAGING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022

	December 31,	December 31,
	2023	2022
ASSETS

Current Assets
Cash and bank balances	$3,918,938	$9,524,868
Restricted cash	472,983	-
Accounts receivable (net of allowance for doubtful accounts of $11,745 and $881,878 as of December 31, 2023 and December 31, 2022, respectively)	575,526	-
Inventories	3,555,235	2,872,622
Prepayments and other current assets	18,981,290	27,207,127
Due from related parties	853,929	7,561,858

Total current assets	28,357,901	47,166,475

Prepayment on property, plant and equipment	-	1,031,502
Operating lease right-of-use assets, net	528,648	672,722
Finance lease right-of-use assets, net	-	1,939,970
Property, plant, and equipment, net	163,974,022	151,569,898
Value-added tax recoverable	1,883,078	2,066,666
Deferred tax asset non-current	-	-

Total Assets	$194,743,649	$204,447,233

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$423,567	$5,598,311
Current portion of long-term loans	6,874,497	4,835,884
Lease liability	100,484	224,497
Accounts payable	4,991	5,025
Advance from customers	136,167	-
Due to related parties	728,869	727,462
Accrued payroll and employee benefits	237,842	165,986
Other payables and accrued liabilities	12,912,517	5,665,558
Income taxes payable	-	417,906

Total current liabilities	21,418,934	17,640,629

Long-term loans	4,503,932	4,204,118
Deferred gain on sale-leaseback	-	52,314
Lease liability - non-current	483,866	579,997
Derivative liability	54	646,283

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $20,084,995 and $16,784,878 as of December 31, 2023 and 2022, respectively)	26,406,786	23,123,341

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 shares issued and outstanding as of December 31, 2023 and 2022.	10,066	10,066
Additional paid-in capital	89,172,771	89,172,771
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(10,555,534)	(7,514,540)
Retained earnings	83,628,986	93,575,021

Total stockholders’ equity	168,336,863	181,323,892

Total Liabilities and Stockholders’ Equity	$194,743,649	$204,447,233

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Year Ended
	December 31,
	2023	2022

Revenues	$86,546,950	$100,352,434

Cost of sales	(85,547,065)	(95,598,238)

Gross Profit	999,885	4,754,196

Selling, general and administrative expenses	(9,075,475)	(10,058,723)
(Gain) Loss from disposal and impairment of property, plant and equipment	(1,500,298)	-

Loss from Operations	(9,575,888)	(5,304,527)

Other Income (Expense):
Interest income	315,096	24,264
Interest expense	(984,518)	(1,027,951)
Gain on acquisition	-	30,994
Gain (Loss) on derivative liability	646,229	1,417,251

Loss before Income Taxes	(9,599,081)	(4,859,969)

Provision for Income Taxes	(346,954)	(11,711,339)

Net Loss	(9,946,035)	(16,571,308)

Other Comprehensive Loss
Foreign currency translation adjustment	(3,040,994)	(18,010,708)

Total Comprehensive Loss	$(12,987,029)	$(34,582,016)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.99)	$(1.66)

Outstanding – Basic and Diluted	10,065,920	9,972,788

IT TECH PACKAGING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Year Ended
	December 31,
	2023	2022

Cash Flows from Operating Activities:
Net income	$(9,946,035)	$(16,571,308)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,225,990	14,788,036
(Gain) Loss on derivative liability	(646,229)	(1,417,251)
(Gain) Loss from disposal and impairment of property, plant and equipment	1,608,542	-
(Recovery from) Allowance for bad debts	34,193	843,779
Allowances for inventories, net	2,970	-
Share-based compensation and expenses	-	156,000
Gain on acquisition	-	(30,992)
Deferred tax	-	10,261,104
Changes in operating assets and liabilities:
Accounts receivable	280,970	3,750,196
Prepayments and other current assets	9,322,532	(3,976,010)
Inventories	(736,267)	2,554,072
Accounts payable	50	(4,496)
Advance from customers	136,686	(37,452)
Related parties	(478,025)	444,291
Accrued payroll and employee benefits	74,908	(103,683)
Other payables and accrued liabilities	(596,695)	677,840
Income taxes payable	(412,504)	(614,738)
Net Cash Provided by Operating Activities	12,871,086	10,719,388

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(22,292,870)	(4,534,092)
Proceeds from sale of property, plant and equipment	53,573	-
Acquisition of land	-	(6,364,439)

Net Cash Used in Investing Activities	(22,239,297)	(10,898,531)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	-	-
Proceeds from short term bank loans	1,275,546	6,214,020
Proceeds from long term loans	3,769,948	59,195
Repayment of bank loans	(7,647,610)	(6,071,952)
Payment of capital lease obligation	(74,154)	(206,114)
Loan to a related party (net)	7,086,369	(874,745)

Net Cash Provided by (Used in) Financing Activities	4,410,099	(879,596)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(174,835)	(618,005)

Net Decrease in Cash and Cash Equivalents	(5,132,947)	(1,676,744)

Cash, Cash Equivalents and Restricted Cash - Beginning of Year	9,524,868	11,201,612

Cash, Cash Equivalents and Restricted Cash - End of Year	$4,391,921	$9,524,868

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,484,461	$320,568
Cash paid for income taxes	$759,458	$2,049,911

Cash and bank balances	3,918,938	9,524,868
Restricted cash	472,983	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	4,391,921	9,524,868